Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

THE OP UNITS OF THE PARTNERSHIP ISSUABLE UPON EXERCISE OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THE AGREEMENT OF LIMITED PARTNERSHIP OF THE PARTNERSHIP, AS AMENDED, SUPPLEMENTED OR AMENDED AND RESTATED. THE PARTNERSHIP SHALL FURNISH A COPY OF THE AGREEMENT AND ANY RELEVANT AMENDMENTS THERETO TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST.

Warrant Certificate No. 1	Number of Warrants: 16,778,446
Date of Issuance: July 24, 2020	(subject to adjustment hereunder)
Expiration Date: July 24, 2027

Warrant Certificate

CWI 2 OP, LP

This Warrant Certificate (this “Warrant Certificate”) certifies that ACP Watermark Investment LLC or its registered assigns (the “Holder”), for value received, is the registered holder of the number of warrants (“warrants”) set forth above to purchase Class A operating partnership units (“OP Units”) of CWI 2 OP, LP, a Delaware limited partnership (the “Partnership”), in accordance with the provisions of Section 1 hereof. This Warrant Certificate and the warrants issued thereunder are being issued pursuant to that certain Securities Purchase Agreement, dated as of July 21, 2020, by and among the Partnership, Watermark Lodging Trust, Inc. (the “REIT”), the Holder and the other parties thereto (the “Securities Purchase Agreement”). References in this Warrant Certificate to this “Warrant” shall mean any and all warrants issued and outstanding under this Warrant Certificate.

1.              EXERCISE.

(a)            Number and Exercise Price of Warrant Units; Expiration Date. Subject to the terms and conditions set forth herein, each warrant entitles the Holder upon exercise to receive from the Partnership one fully paid and nonassessable OP Unit of the Partnership, and if all warrants represented by this Warrant Certificate are exercised, up to 16,778,446 OP Units of the Partnership, in each case, as may be adjusted from time to time pursuant to the terms herein (the “Warrant Units”), at an initial purchase price of $0.01 per OP Unit (the “Exercise Price”), on or after July 24, 2020 (the “Date of Issuance”) until on or before 5:00 p.m., Eastern Time, on the seventh anniversary of the Date of Issuance (the “Expiration Date”) (subject to earlier termination as set forth herein).

(b)            Cash Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Holder may elect to exercise this Warrant in accordance with Section 6 herein, by wire transfer to the Partnership.

(c)            Net Issue Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 1(a) above, the Holder may elect to exercise this Warrant in accordance with Section 6 herein, by net issue exercise, in which event the Partnership shall issue to the Holder a number of Warrant Units computed using the following formula:

Where:	X = the number of the Warrant Units to be issued to the Holder.
Y = the number of the Warrant Units with respect to which the Warrant Certificate is exercised.
A = the fair market value of one OP Unit on the date of determination.
B = the Exercise Price (as adjusted to the date of such calculation)

For purposes of this Section 1(c), the fair market value of one OP Unit on the date of determination shall equal the fair market value of a share of REIT Common Stock (as defined herein) under, and in accordance with the definitions set forth in, the agreement of limited partnership of the Partnership, as in effect on the date hereof, or, with Holder’s consent, as such definition may be amended from time to time.

(d)            Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant Certificate to the Partnership until the Holder has purchased all of the Warrant Units available hereunder and the warrants represented by this Warrant Certificate have been exercised in full, in which case, the Holder shall surrender this Warrant Certificate to the Partnership for cancellation within three Business Days of the date the final Notice of Exercise (as defined below) is delivered to the Partnership. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Units available hereunder shall have the effect of lowering the outstanding number of Warrant Units purchasable hereunder by an amount equal to the applicable number of Warrant Units purchased. The Holder and the Partnership shall maintain records showing the number of Warrant Units purchased and the date of such purchases. As used herein, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(e)            Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant Certificate is to be made in connection with a public offering or a sale of the REIT or the Partnership (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

2.              DISTRIBUTIONS; CERTAIN ADJUSTMENTS.

(a)            Distributions; Adjustment of Number of Warrant Units and Exercise Price. The number and kind of Warrant Units purchasable upon exercise of this Warrant shall be subject to adjustment from time to time as follows:

(i)             Distributions, Subdivisions, Combinations and Other Issuances. If the Partnership shall, at any time or from time to time after the date hereof, make or declare, or fix a record date for the determination of holders of OP Units entitled to receive a distribution payable in securities of the Partnership (or another Person (as defined in the Securities Purchase Agreement)), cash, indebtedness, rights or other property, then, and in each such event, the Partnership shall pay, and the Holder shall receive, concurrent with the holders of OP Units, the kind and amount of securities of the Partnership (or another Person), cash, indebtedness, rights or other property which the Holder would have been entitled to receive had the Warrant been exercised in full into Warrant Units, on the date of such event. If the Partnership shall at any time after the Date of Issuance but prior to the Expiration Date subdivide its OP Units, by split or otherwise, or combine such OP Units (or effect a pro rata repurchase thereof), or effect a reverse split, the number of Warrant Units issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision, or proportionately decreased in the case of a combination or reverse split. Any adjustment under this Section 2(a)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)            Reclassification, Reorganizations and Consolidation. In case of any reclassification, capital reorganization or change in the OP Units of the Partnership (other than as a result of a subdivision, combination, split (forward or reverse) or OP Unit distribution provided for in Section 2(a)(i) above) that occurs after the Date of Issuance, then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Partnership or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of OP Units and/or other securities or property (including, if applicable, cash) receivable in connection with such reclassification, reorganization or change by a holder of the same number and type of securities as were purchasable as Warrant Units by the Holder immediately prior to such reclassification, reorganization or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any OP Units or other securities or property deliverable upon exercise hereof (and, for the avoidance of doubt, this Warrant shall be exclusively exercisable for such OP Units and/or other securities or property from and after the consummation of such reclassification or other change in the OP Units of the Partnership).

(iii)            Other Dilutive Events. In case any event shall occur as to which the other provisions of this Section 2(a) are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the general partner of the Partnership shall determine, in good faith, the adjustment, if any, that is needed as a result of such event to preserve the purchase rights represented by the Warrants on a basis consistent with the essential intent and principles established herein and the Partnership shall take any actions necessary to implement such adjustment.

(b)            Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(c)            Treatment of Warrant upon a Change of Control.

(i)             If, at any time while this Warrant is outstanding, the Partnership or the REIT consummates a Change of Control (as defined below), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, a holder of the number of OP Units then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The Partnership shall not affect any such Change of Control unless prior to or simultaneously with the consummation thereof, any successor to the Partnership, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant.

(ii)            As used in this Warrant, a “Change of Control” means (i) a consolidation, merger or combination or statutory share exchange, in each case involving the Partnership or the REIT, (ii) a sale of all or substantially all of the direct or indirect assets of the Partnership or the REIT (including by way of any reorganization, merger, consolidation or other similar transaction) or (iii) a direct or indirect acquisition of beneficial ownership of voting securities of the REIT, or of the general partner interest in the Partnership, by another person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)), other than, in the case of the general partner interest in the partners as a result of a transfer by the REIT to a wholly-owned subsidiary of the REIT, by means of any transaction or series of transactions (including any reorganization, merger, consolidation, joint venture, share transfer or other similar transaction), in each case, pursuant to which (w) the stockholders of the REIT immediately preceding such transaction or transactions collectively own, following the consummation of such transaction or transactions, less than fifty percent (50%) of the total economic interests or total voting power of all securities of the REIT entitled to vote generally, (x) neither the REIT nor a wholly-owned subsidiary of the REIT continues as the sole general partner of the Partnership and / or (w) the OP Units would be converted into, or exchanged for, or would be reclassified or changed into, stock, other securities, other property or assets (including cash or any combination thereof).

(d)            Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 2, the Partnership shall take such actions as are necessary, which may include obtaining regulatory, stock exchange or partner approvals or exemptions, in order that the Partnership may thereafter validly and legally issue as fully paid and nonassessable all OP Units that the Holder is entitled to receive upon exercise of this Warrant pursuant to Section 1.

3.              CALL OPTION.

(a) Subject to the limitations provided in this Section 3, the Partnership shall have the option (the “Call Option”), but not the obligation, to purchase from the Holder, in whole and not in part, this Warrant, OP Units previously issued to the Holder upon exercise of the Warrants and shares of Class A Common Stock, $0.001 par value per share, of the REIT (“REIT Common Stock”) previously issued to the Holder upon redemption of such OP Units at a price equal to the Call Price, and on the terms set forth in this Section 3. “Call Price” means an amount equal to:

(i)             if the Call Option is exercised after the thirty-third (33rd) month anniversary of the Date of Issuance and the REIT had not pursuant to the Articles Supplementary of the REIT (the “Series B Articles Supplementary”) relating to the 12% Series B Cumulative Redeemable Preferred Stock, $0.001 par value per share (together with any other parity preferred stock of the REIT sold pursuant to the Securities Purchase Agreement, the “Series B Preferred Stock”), redeemed any shares (other than PIK Shares as defined in the Series B Articles Supplementary) of Series B Preferred Stock, prior to such thirty-third (33rd) month, the lesser of (i) the product of (A) the number of Warrant Units for which this Warrant is exercisable at the time the Partnership exercises the Call Option, the number of OP Units held by the Holder at the time of exercise of the Call Option that were issued upon previous exercise of any Warrants and the number of shares of REIT Common Stock held by the Holder at the time of exercise of the Call Option that were issued upon redemption of such OP Units (the “Callable Securities”) and (B) the most recent estimated net asset value of a share of REIT Common Stock approved by the REIT’s board of directors and publicly announced by the REIT (the amount of this clause (i) the “NAV Price”); and (ii) the dollar amount that, when added to the sum of, without duplication, the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including, without limitation, redemption premia), in each case by (A) the REIT to holders of its Series B Preferred Stock in respect of the Series B Preferred Stock; (B) the REIT to holders of shares of REIT Common Stock in respect of the REIT Common Stock issued upon redemption of any Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such REIT Common Stock, and (C) the Partnership to holders of Warrant Units in respect of such Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such Warrant Units, in each case, on or before the Call Option Closing Date (as defined below), will result in Holder receiving an annually compounded internal rate of return of 17.75% (“IRR Rate”) on the aggregate liquidation preference of all shares of Series B Preferred Stock purchased (or issued to in the case of dividends paid in the form of additional shares of Series B Preferred Stock) pursuant to the Securities Purchase Agreement from the REIT on or before the Call Option Closing Date for the period from the Date of Issuance of this Warrant to the Call Option Closing Date (the amount of this clause (ii), the “IRR Price”);

(ii)            if the Call Option is exercised on or prior to the thirty-third (33rd) month anniversary of the Date of Issuance (i.e. in connection with a full redemption of all Series B Preferred Stock prior to such anniversary), the IRR Price; provided, however, that for purposes of calculating the IRR Price, the IRR Price will be calculated as if it were paid on the Business Day that is immediately following the thirty-third (33rd) month anniversary of the Date of Issuance; provided, further, that solely in respect of any shares of Series B Preferred Stock redeemed prior to the thirty-third month anniversary of the Date of Issuance, (x) the IRR Rate will be equal to 17.75% less the 12% for the period from the Date of Issuance to the thirty-third (33rd) month anniversary of the Date of Issuance, and (y) with respect to such redeemed shares of Series B Preferred Stock, IRR Price will be calculated, in lieu of clause (A) thereof, with reference to the sum of the Liquidation Preference (as defined in the Series B Articles Supplementary) of all shares of Series B Preferred Stock redeemed on or before the Call Option Closing Date;

(iii)            if the Call Option is exercised after the thirty-third (33rd) month anniversary of the Date of Issuance and the REIT had, prior to the end of the thirty-third (33rd) month anniversary of the Date of Issuance, pursuant to the Series B Articles Supplementary redeemed any shares of Series B Preferred Stock (other than PIK Shares), the lesser of the NAV Price and the IRR Price; provided, however, that solely in respect of any shares of Series B Preferred Stock redeemed prior to the thirty-third month anniversary of the Date of Issuance, (x) the IRR Rate will be equal to 17.75% less the 12% for the period from the Date of Issuance to the Call Option Closing Date, and (y) with respect to such redeemed shares of Series B Preferred Stock, the IRR Price will be calculated, in lieu of clauses (A) thereof, with reference to the sum of the Liquidation Preference (as defined in the Series B Articles Supplementary) of all shares of Series B Preferred Stock redeemed on or before the Call Option Closing Date; and

(iv)            upon exercise of the Call Option in connection with the full redemption of all outstanding shares of Series B Preferred Stock, Callable Securities will be allocated by the Partnership, pro rata with respect to Sections 3(a)(i) through (iii), based on the dates on which Series B Preferred Stock was redeemed in whole or in part in determining the Call Price. The Partnership shall allocate the cash Call Price to the Holders in accordance with each Holder’s respective pro rata share of the total number of Callable Securities.

The assumptions to be made in the methodology to be used in calculating such internal rate of return are set forth in Exhibit C hereto. Notwithstanding the foregoing, if the Call Option and the Call Exercise Period (as defined below) are triggered by a Funding Default, the Partnership shall have a Call Option to purchase from the Holder, in whole and not in part, solely this Warrant at a Call Price of $0.01 per Warrant Unit for which this Warrant is exercisable at the time the Partnership exercises the Call Option.

(b)            The Call Option may be exercised: (i) at any time in connection with the redemption in whole for cash of all outstanding Series B Preferred Stock or (ii) within 30 days after the occurrence of a Funding Default, as such term is defined in the Securities Purchase Agreement (the "Call Exercise Period"). The Call Option and this Section 3 shall terminate and be of no further force or effect upon the completion of a Listing (as defined in the Series B Articles Supplementary), except with respect to consummation of a Call Option exercised pursuant to a Call Notice delivered prior to such Listing, in accordance with the terms of this Section 3.

(c)            The Call Option may be exercised only by the Partnership delivering written notice of exercise to the Holder (the “Call Notice”). The Holder shall be obligated to sell to the Partnership the Callable Securities within ten (10) Business Days of the Holder's receipt of the Call Notice (the “Call Notice Period”); provided that such period may be mutually extended by the Partnership and the Holder as necessary to accommodate the determination of the Call Price. During the Call Notice Period, the Holder shall not be permitted to transfer any of the Callable Securities subject to the Call Notice or take any action that has caused or will cause the Holder to have, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “call equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act with respect to the REIT Common Stock), granted any other right (including, without limitation, any put or call option) with respect to the REIT Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the REIT Common Stock.

(d)            If the Call Option is exercised, the closing of the required purchase and sale of this Warrant shall occur on the tenth (10th) Business Day following the delivery of the Call Notice or at such other time as may be mutually agreed between the Partnership and the Holder (the “Call Option Closing Date”). At the closing, the Partnership shall pay the Holder the Call Price in cash.

(e)            The Holder shall execute such instruments and other documents as reasonably requested by the Partnership to evidence the sale, provided that: (i) the Partnership shall bear any and all reasonable costs and expenses incurred by the Holder in connection with the exercise of the Call Option and sale of the Callable Securities, and (ii) the Holder shall not be required to make any representations or warranties in connection with such sale other than representations and warranties with respect to title of the Callable Securities being sold, authority to sell the Callable Securities and such matters pertaining to compliance with securities laws by the Holder as may be reasonably requested by the Partnership.

4.              FRACTIONAL UNITS; CHARGES, TAXES AND EXPENSES. Fractional Warrant Units may be issued upon exercise of this Warrant. Issuance of Warrant Units shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Units, all of which taxes and expenses shall be paid by the Partnership, and such Warrant Units shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Units are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Notice of Assignment attached hereto as Exhibit B, duly executed by the Holder and the Partnership may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

5.              NO PARTNER OR STOCKHOLDER RIGHTS. Subject to Section 2(a)(i), until the exercise of this Warrant or any portion of this Warrant, the Holder shall not have, nor exercise, any rights as a partner in the Partnership or a stockholder of the REIT (including, without limitation, the right to notification of partner or stockholder meetings or the right to receive any notice or other communication concerning the business and affairs of the Partnership or the REIT).

6.              MECHANICS OF EXERCISE.

(a)            Delivery of Warrant Units Upon Exercise. This Warrant may be exercised by the Holder hereof, in whole or in part, by delivering to the Partnership (or such other office or agency of the Partnership as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Partnership) a duly executed copy of the Notice of Exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”) by facsimile or e-mail attachment and paying the Exercise Price then in effect with respect to the number of Warrant Units as to which the Warrant is being exercised, or electing in such Notice of Exercise to exercise by net issue exercise in accordance with Section 1(c). No ink-original Notice of Exercise nor any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise shall be required. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of the delivery to the Partnership of the Notice of Exercise and payment of the Exercise Price as provided above, and the person entitled to receive the Warrant Units issuable upon such exercise shall be treated for all purposes as the Holder of such shares of record as of the close of business on such date. Warrant Units purchased hereunder shall be transmitted by the Partnership’s transfer agent to the Holder by crediting the account of the Holder in the Partnership's books and records by the end of the day on the date that is two Business Days from the delivery to the Partnership of the Notice of Exercise and payment of the aggregate Exercise Price. The Warrant Units shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Partnership of the Exercise Price and all taxes required to be paid by the Holder, if any, prior to the issuance of such shares, having been paid.

7.              CERTIFICATE OF ADJUSTMENT. Whenever the number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Partnership shall, at its expense, promptly deliver to the Holder a certificate of an officer of the REIT, in the REIT's capacity as the general partner of the Partnership, setting forth the nature of such adjustment and showing in detail the facts upon which such adjustment is based.

8.              COMPLIANCE WITH SECURITIES LAWS.

(a)            The Holder understands that this Warrant and the Warrant Units are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Partnership in a transaction not involving a public offering and that under such laws and applicable regulations this Warrant and the Warrant Units may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(b)            Prior and as a condition to the sale or transfer of the Warrant Units issuable upon exercise of this Warrant, the Holder shall furnish to the Partnership such certificates, representations, agreements and other information, as the Partnership or the Partnership’s transfer agent reasonably may require to confirm that such sale or transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, unless such Warrant Units are being sold or transferred pursuant to an effective registration statement. Warrant Units are not certificated.

9.              REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Partnership (but not the posting of any surety or other bond) or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Partnership at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

10.            NO IMPAIRMENT. Except to the extent as may be waived by the Holder, the Partnership will not, by amendment of its agreement of limited partnership or through a Change of Control, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

11.            TRANSFERS; EXCHANGES.

(a)            Subject to compliance with applicable federal and state securities laws and Section 5 hereof, this Warrant and the OP Units issuable on exercise of this Warrant shall be transferrable only in accordance with the Lockup Letter, dated July 21, 2020, from ACP Watermark Investment LLC to CWA LLC ("Permitted Transfers"). For a transfer of this Warrant as an entirety by the Holder, upon surrender of this Warrant to the Partnership, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, the Partnership shall issue a new Warrant of the same denomination to the assignee. For a transfer of this Warrant with respect to a portion of the Warrant Units purchasable hereunder, upon surrender of this Warrant to the Partnership, together with the Notice of Assignment in the form attached hereto as Exhibit B duly completed and executed on behalf of the Holder, the Partnership shall issue a new Warrant to the assignee, in such denomination as shall be requested by the Holder, and shall issue to the Holder a new Warrant covering the number of shares in respect of which this Warrant shall not have been transferred.

(b)            Upon any Permitted Transfer, this Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Partnership for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of OP Units purchasable hereunder. This Warrant may be divided or combined with other warrants that carry the same rights upon presentation hereof at the principal office of the Partnership together with a written notice specifying the denominations in which new warrants are to be issued to the Holder and signed by the Holder hereof. The term “Warrants” as used herein includes any warrants into which this Warrant may be divided or exchanged.

(c)            The Holder shall provide the Partnership with seven (7) days’ prior written notice of any transfer, in whole or in part, of this Warrant, any Warrant Units and/or any shares of REIT Common Stock issuable upon redemption of Warrant Units to be consummated prior to a Listing, and, as a condition to any such transfer prior to a Listing, the transferee shall execute a joinder to this Warrant Certificate in the form attached hereto as Exhibit D.

12.            AUTHORIZED OP UNITS. The Partnership covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued OP Units a sufficient number of OP Units to provide for the issuance of the Warrant Units upon the exercise of any purchase rights under this Warrant. The Partnership further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Units upon the exercise of the purchase rights under this Warrant. The Partnership will take all such reasonable action as may be necessary to assure that such Warrant Units may be issued as provided herein without violation of any applicable law or regulation. The Partnership covenants that all Warrant Units which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Units in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Partnership in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

13.            CERTAIN REPRESENTATIONS AND AGREEMENTS. The Partnership represents, covenants and agrees:

(a)            This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)            All Warrant Units issuable upon the exercise of this Warrant Certificate pursuant to the terms hereof shall be, upon issuance, and the Partnership shall take all such actions as may be necessary or appropriate in order that such Warrant Units are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any partners of the Partnership, and free from all taxes, liens and charges. The Partnership further covenants and agrees that during the period within which this Warrant may be exercised, the Partnership will at all times have authorized and reserved (as unissued or held in treasury) a sufficient number of OP Units to provide for the exercise in full of this Warrant.

(c)            The Partnership shall take all such actions as may be necessary to ensure that all Warrant Units are issued without violation by the Partnership of any applicable law or governmental regulation.

(d)            The Partnership shall not amend or modify any provision of its agreement of limited partnership in any manner that would materially and adversely affect the powers, preferences or relative participating, optional or other special rights of the OP Units in a manner which would disproportionately and adversely affect the rights of the Holder.

14.            MISCELLANEOUS.

(a)            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the State of New York, both substantive and remedial, without regard to New York conflicts of law principles. Any judicial proceeding brought under this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought in the courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York.

(b)            Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or electronic mail, or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile or electronic mail transmission, or when so received in the case of mail or courier, and addressed as follows: (a) if to the Partnership, at Watermark Lodging Trust, Inc., 150 North Riverside Plaza, Suite 4200, Chicago, IL 60606, Attn: Michael G. Medzigian, e-mail: medzigian@watermarklodging.com; with a copy to (which shall not constitute notice) Clifford Chance US LLP, 31 West 52nd Street, New York, NY 10019, Attn: Kathleen L. Werner, Esq., e-mail: Kathleen.werner@cliffordchance.com, and (b) if to the Holder, at such address or addresses (including copies to counsel) as set forth with respect to Purchasers in the Securities Purchase Agreement, or as may subsequently be furnished by the Holder to the Partnership in writing.

(c)            Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

(d)            No Voting Rights; Limitations on Liability.

(i)             Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to consent to receive notice as a partner of the Partnership or a stockholder of the REIT or any other matters or any rights whatsoever as a partner of the Partnership or a stockholder of the REIT.

(ii)            Nothing contained in this Warrant Certificate shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise), as a partner of the Partnership or as a stockholder of the REIT, whether such liabilities are asserted by the Partnership, the REIT or their creditors.

(e)            Tax Treatment. The Holder and the Partnership intend to treat the Warrants as an interest in the Partnership, and to treat the Holder as a partner in the Partnership, for U.S. federal income tax purposes, and the parties agree not to take a position on a tax return or otherwise inconsistent with such treatment unless otherwise required by applicable law.

(f)            Amendment and Wavier. Any term, covenant, agreement or condition of this Warrant Certificate may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or proactively), by a written instrument or written instruments executed by the Partnership and the Holder.

(g)            Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Holder and the Partnership shall be entitled to specific performance under this Warrant Certificate. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Warrant Certificate and hereby agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at low would be adequate.

(h)            Prevailing Party. If either party shall commence an action, suit or proceeding to enforce any provision of this Warrant Certificate, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Partnership has caused this Warrant Certificate to be duly executed as of the date first above written.

CWI 2 OP, LP
By:	WATERMARK LODGING TRUST, INC., its general partner

By:	/s/ Michael G. Medzigian
Name:	Michael G. Medzigian
Title:	Chief Executive Officer

[Signature page to Warrant]

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only upon exercise of Warrant)

To:__________________________

The undersigned, the holder of a right to purchase operating partnership units (“OP Units”) of CWI 2 OP, LP, a Delaware limited partnership, pursuant to the attached Warrant to Purchase OP Units of CWI 2 OP, LP (the “Warrant”), dated as of __________, 2020, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, _____________________________ (_________) OP Units and (choose one):

1) herewith makes payment of ______________________________ Dollars ($__________) therefor by wire transfer of immediately available funds to the account designated below by the Partnership.

Amount of Transfer: $________________

Date of Transfer: ________, 20__

[Intentionally Omitted]

OR

2) herewith elects to net issue exercise the Warrant pursuant to Section 1(c) thereof.

The undersigned requests that the book entry position representing the OP Units to be acquired pursuant to such exercise be issued in the name of, and delivered to __________________________________________, whose address is __________________________________________________________________________.

By its signature below the undersigned hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the attached Warrant as of the date hereof, including Section 8 thereof.

DATED: ________________

[NAME OF HOLDER]

By:
Name:
Its:

EXHIBIT B

NOTICE OF ASSIGNMENT FORM

FOR VALUE RECEIVED, [_________] (the “Assignor”) hereby sells, assigns and transfers all of the rights of the undersigned Assignor under the attached Warrant with respect to the number of shares of OP Units of CWI 2 OP, LP, a Delaware limited partnership (the “Partnership”), covered thereby set forth below, to the following “Assignee” and, in connection with such transfer, represents and warrants to the Partnership that the transfer is in compliance with Sections 9 and 12 of the Warrant and applicable federal and state securities laws:

NAME OF ASSIGNEE: ___________________________________	ADDRESS/FAX NUMBER: ___________________________________ ___________________________________ ___________________________________
Number of shares:_______ Dated:_______	Signature:________________________ Witness:_________________________

ASSIGNEE ACKNOWLEDGMENT

The undersigned Assignee acknowledges that it has reviewed the attached Warrant and by its signature below it hereby represents and warrants that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and agrees to be bound by the terms and conditions of the Warrant as of the date hereof, including Section 8 thereof.

Signature:
By:
Title:

Address:

EXHIBIT C

IRR ASSUMPTIONS

Scenario (i) Example

The REIT redeems the shares of the 12% Series B Cumulative Redeemable Preferred Stock and the Partnership exercises the Call Option in the forty-eighth (48th) month anniversary of the Date of Issuance.

Call Price is equal to the lesser of NAV Price or IRR Price:

(i)	NAV Price = Callable Securities X most recent estimated net asset value of a share of REIT Common Stock approved by the REIT’s board of directors and publicly announced by the REIT ("NAV")

a.	For purposes of this example, Callable Securities is assumed to be equal to ten million (10,000,000).

b.	For purposes of this example, the NAV is assumed to be equal to $10.00 per share.

c.	NAV Price is equal to $100,000,000.00

(ii)	IRR Price = D – A – B - C

a.	Where (A) equals the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including without limitation, redemption premia), by the REIT to holders of its Series B Preferred Stock in respect of the Series B Preferred Stock, on or before the Call Option Closing Date.

i.	For purposes of this example:

1.	All dividends accrued and accumulated are assumed to be $120,941,287.82.

2.	Aggregate liquidation preference is equal to $200,000,000.00.

3.	Amounts paid in redemption premium are assumed to be $8,023,532.20 ($320,941,287.82 x 2.5%)

ii.	(A) is equal to $328,964,820.02.

b.	Where (B) equals the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including without limitation, redemption premia), by the REIT to holders of shares of REIT Common Stock in respect of the REIT Common Stock issued upon redemption of any Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such REIT Common Stock, on or before the Call Option Closing Date.

i.	For purposes of this example, (B) is equal to $0.00.

c.	Where (C) equals the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including without limitation, redemption premia), by the Partnership to holders of Warrant Units in respect of such Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such Warrant Units, on or before the Call Option Closing Date.

i.	For purposes of this example, (C) is equal to $0.00.

d.	Where (D) equals the amount that will result in Holder receiving the IRR Rate on the aggregate liquidation preference of all shares of Series B Preferred Stock purchased (or issued to in the case of dividends paid in the form of additional shares of Series B Preferred Stock) pursuant to the Securities Purchase Agreement from the REIT on or before the Call Option Closing Date for the period from the Date of Issuance of the Warrant to the Call Option Closing Date.

i.	For purposes of this example, (D) is equal to $384,652,068.59 ($200,000,000.00 * (1 + ((1 + 17.75%) ^ (1/365)-1)) ^ Actual Number of Days Elapsed)

e.	IRR Price is equal to $55,687,248.57.

(iii)	Call Price is equal to $55,687,248.57.

Scenario (ii) Example

The REIT redeems the shares of the 12% Series B Cumulative Redeemable Preferred Stock and the Partnership exercises the Call Option in the twenty-fourth (24th) month anniversary of the Date of Issuance.

Call Price is equal to the IRR Price provided, however, that for purposes of calculating the IRR Price, the IRR Price will be calculated as if it were paid on the Business Day that is immediately following the thirty-third (33rd) month anniversary of the Date of Issuance.  IRR Rate is equal to 5.75% (17.75% - 12.00%).

(i)	IRR Price = D – A - B - C

a.	Where (A) equals the sum of the liquidation preference of all shares of Series B Preferred Stock redeemed on or before the Call Option Closing Date.

i.	For purposes of this example, (A) is equal to $200,000,000.00.

b.	Where (B) equals the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including without limitation, redemption premia), by the REIT to holders of shares of REIT Common Stock in respect of the REIT Common Stock issued upon redemption of any Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such REIT Common Stock, on or before the Call Option Closing Date.

i.	For purposes of this example, (B) is equal to $0.00.

c.	Where (C) equals the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including without limitation, redemption premia), by the Partnership to holders of Warrant Units in respect of such Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such Warrant Units, on or before the Call Option Closing Date.

i.	For purposes of this example, (C) is equal to $0.00.

d.	Where (D) equals the amount that will result in Holder receiving the IRR Rate on the aggregate liquidation preference of all shares of Series B Preferred Stock purchased (or issued to in the case of dividends paid in the form of additional shares of Series B Preferred Stock) pursuant to the Securities Purchase Agreement from the REIT on or before the Call Option Closing Date for the period from the Date of Issuance of the Warrant to the Call Option Closing Date.

i.	For purposes of this example, (D) is equal to $233,247,855.87 ($200,000,000.00 * (1 + ((1 + 5.75%) ^ (1/365)-1)) ^ Greater of (i) Actual Number of Days Elapsed and (ii) 33 months).

e.	IRR Price is equal to $33,247,855.87.

(ii)	Call Price is equal to $33,247,855.87.

Scenario (iii) Example

The REIT redeems the shares of the 12% Series B Cumulative Redeemable Preferred Stock in the twenty-fourth (24th) month anniversary of the Date of Issuance and the Partnership exercises the Call Option in the forty-eighth (48th) month anniversary of the Date of Issuance.

Call Price is equal to the lesser of NAV Price or IRR Price.  For purposes of calculating the IRR Price, the IRR Rate is equal to 5.75% (17.75% - 12.00%).

(i)	NAV Price = Callable Securities X NAV

a.	For purposes of this example, Callable Securities is assumed to be equal to ten million (10,000,000).

b.	For purposes of this example, the NAV is assumed to be equal to $10.00 per share.

c.	NAV Price is equal to $100,000,000.00

(ii)	IRR Price = D – A – B - C

a.	Where (A) equals the sum of the liquidation preference of all shares of Series B Preferred Stock redeemed on or before the Call Option Closing Date.

i.	For purposes of this example, (A) is equal to $200,000,000.00.

b.	Where (B) equals the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including without limitation, redemption premia), by the REIT to holders of shares of REIT Common Stock in respect of the REIT Common Stock issued upon redemption of any Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such REIT Common Stock, on or before the Call Option Closing Date.

i.	For purposes of this example, (B) is equal to $0.00.

c.	Where (C) equals the aggregate amount of all cash dividends and other cash distributions declared and paid, and all amounts paid upon all redemptions (including without limitation, redemption premia), by the Partnership to holders of Warrant Units in respect of such Warrant Units, or to such holders in respect of any securities, indebtedness, rights or other property distributed in respect of such Warrant Units, on or before the Call Option Closing Date.

i.	For purposes of this example, (C) is equal to $0.00.

d.	Where (D) equals the amount that will result in Holder receiving the IRR Rate on the aggregate liquidation preference of all shares of Series B Preferred Stock purchased (or issued to in the case of dividends paid in the form of additional shares of Series B Preferred Stock) pursuant to the Securities Purchase Agreement from the REIT on or before the Call Option Closing Date for the period from the Date of Issuance of the Warrant to the Call Option Closing Date.

i.	For purposes of this example, (D) is equal to $250,160,088.24 ($200,000,000.00 * (1 + ((1 + 5.75%) ^ (1/365)-1)) ^ Actual Number of Days Elapsed).

e.	IRR Price is equal to $50,160,088.24.

(iii)	Call Price is equal to $50,160,088.24.

EXHIBIT D

JOINDER AGREEMENT

_____________ ___, 20___

Reference is hereby made to that certain Warrant Certificate, dated as of July 24, 2020 (the “Warrant Certificate”), of CWI 2 OP, LP, a Delaware limited partnership (the “Partnership”) issued pursuant to that certain Securities Purchase Agreement, dated as of July 21, 2020, by and among the Partnership, Watermark Lodging Trust, Inc., a Maryland corporation (“REIT”), ACP Watermark Investment LLC, a Delaware limited liability company (the “ACP”) and the other parties thereto. Reference is further made to that certain Investor Rights Agreement, dated as of July 24, 2020, by and among the Partnership, REIT and ACP (the “IRA”).

Pursuant to and in accordance with Section 11 of the Warrant Certificate, the undersigned, a transferee of the Warrants, Warrant Units and/or any shares of REIT Common Stock issuable upon redemption of the Warrant Units (as each term is defined in the Warrant Certificate), as applicable, hereby acknowledges and agrees that upon the execution of this Joinder Agreement, it shall become a party to the Warrant Certificate and shall be fully bound by, and subject to, all of the terms and conditions of the Warrant Certificate, including Section 3 of the Warrant Certificate, as though an original party thereto and shall be deemed to be a Holder (as defined in the Warrant Certificate) for all purposes under the Warrant Certificate.

Pursuant to and in accordance with Sections 4 and 6(c) of the IRA, the undersigned, a transferee of the Warrants, Warrant Units and/or any shares of Common Stock issuable upon redemption of Warrant Units (as each term is defined in the IRA), as applicable, hereby acknowledges and agrees that upon the execution of this Joinder Agreement, it shall become a party to the IRA and shall be fully bound by, and subject to, all of the terms and conditions of the IRA, as though an original party thereto and shall be deemed to be a Stockholder (as defined in the IRA) for all purposes under the IRA.

If an entity, the undersigned hereby represents and warrants that the execution and delivery of this Joinder Agreement and the performance of any obligations of the undersigned entity contemplated by the Warrant Certificate or the IRA has been duly and validly authorized and that this Joinder Agreement has been duly executed and delivered by such party.

NOTWITHSTANDING THE PLACE WHERE THIS JOINDER AGREEMENT MAY BE EXECUTED BY THE UNDERSIGNED, THE UNDERSIGNED EXPRESSLY AGREES THAT THIS JOINDER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF NEW YORK, BOTH SUBSTANTIVE AND REMEDIAL, WITHOUT REGARD TO NEW YORK CONFLICTS OF LAW PRINCIPLES. ANY JUDICIAL PROCEEDING BROUGHT UNDER THIS JOINDER AGREEMENT OR ANY DISPUTE ARISING OUT OF THIS JOINDER AGREEMENT OR ANY MATTER RELATED HERETO SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed as of the date first above written.

IF AN INDIVIDUAL:	IF AN ENTITY:

By:
(duly authorized signature)	(please print complete name of entity)

Name:	By:
(please print full name)	(duly authorized signature)

Date:	Name:
(please print full name)

Date: